                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:


    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))



    [X] Definitive proxy statement


    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      AMERICAN DENTAL TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                                     [Logo]

                                                               January 24, 1997


Dear Stockholder:

The Board of Directors has unanimously recommended a one-for-four reverse stock split of the Company's common stock. Under the terms proposed, the number of authorized shares of $0.01 par value common stock would be decreased from 50 million shares to 12.5 million shares of $0.04 par value common stock. At the time the decrease becomes effective, each four shares of the Company's $0.01 par value issued and outstanding common stock will automatically be reclassified into one share of common stock, par value $0.04 per share. Cash payments will be made in lieu of any fractional shares.

In order to effect this reverse stock split, the Board of Directors has directed that the written consent of stockholders be solicited in lieu of holding a special meeting of stockholders so that the appropriate amendment to the Company's Certificate of Incorporation can be made.

The accompanying Consent Statement explains the procedures required to consider and act upon this proposal and provides additional related information. Only stockholders of record at the close of business on December 27, 1996 will be entitled to act on the proposal.

As soon as practicable after the effective date of the reverse stock split, each stockholder of record on the effective date will be asked to return all their $0.01 par value stock certificates and exchange them for reclassified $0.04 par value stock certificates. For four shares of $0.01 par value common stock, a stockholder will receive one share of $0.04 par value common stock. This exchange of stock certificates is expected to take place in late March 1997.

YOUR BOARD OF DIRECTORS HAS APPROVED THE REVERSE STOCK SPLIT AS BEING IN THE BEST INTERESTS OF ADT AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

The Company's executive officers and directors, together with certain principal stockholders, beneficially own 57.6% of the outstanding shares of common stock as of the record date. Such persons have advised the Company that they intend to consent to the foregoing proposal. If such persons give their consent as indicated, approval of the reverse stock split and the amendment is assured.

PLEASE DO NOT MAIL YOUR CERTIFICATES TO THE COMPANY OR THE TRANSFER AGENT UNTIL YOU ARE NOTIFIED IN WRITING BY THE COMPANY'S SECRETARY TO DO SO.

Sincerely,


William D. Myers                           Ben J. Gallant
Chairman of the Board                      President and CEO

                       AMERICAN DENTAL TECHNOLOGIES, INC.
                     28411 Northwestern Highway, Suite 1100
                        Southfield, Michigan 48034-5541




             NOTICE OF REQUEST FOR WRITTEN CONSENT OF STOCKHOLDERS
                          IN LIEU OF A SPECIAL MEETING




TO THE STOCKHOLDERS:


NOTICE IS HEREBY GIVEN that the Stockholders of American Dental Technologies, Inc. (the "Company" or "ADT"), are requested to provide their written consents in lieu of a special meeting of stockholders to approve an amendment to the Company's Certificate of Incorporation decreasing the amount of authorized common stock from 50,000,000 to 12,500,000 shares, to increase the common stock par value from $0.01 to $0.04 per share; and to effect a one-for-four reverse stock split.

Only stockholders of record at the close of business on December 27, 1996 are entitled to consent to this proposal.

YOUR CONSENT IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF CONSENT AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. RETURNING THE ENCLOSED FORM OF CONSENT WILL NOT AFFECT YOUR RIGHT TO WITHDRAW YOUR CONSENT AT ANY TIME PRIOR TO THE END OF BUSINESS ON MARCH 4, 1997.

                                            By order of the Board of Directors





                                            Raymond F. Winter



January 24, 1997

                       AMERICAN DENTAL TECHNOLOGIES, INC.
                               CONSENT  STATEMENT
           FOR A CONSENT OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING


INTRODUCTION

     This Consent Statement is being sent to stockholders on or about January 24, 1997, and is furnished in connection with the solicitation of consents by the Company's Board of Directors for the purposes set forth herein.

     This consent may be withdrawn at any time before it is counted by delivering written notice to the Secretary of the Company, or by executing and delivering a later dated consent at any time prior to the end of business on March 4, 1997. Unless withdrawn, the shares represented by the consents received by the close of business on March 4, 1997 will be counted in accordance with the specifications made.

     The results will be reported in the Company's Annual Report on Form 10-K. No other matters are being approved (or disapproved) by returning your consent form.

     The cost of solicitation of consents by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and may also be made by directors, officers and employees of the Company personally or by telephone, facsimile or other electronic means, without additional compensation. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been retained by the Company to assist in the solicitation at a cost of approximately $5,000, plus out-of-pocket expenses. Consent materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of common stock of the Company, and the Company will reimburse such parties for their reasonable expenses incurred in connection therewith.

     Only holders of record of common stock at the close of business on December 27, 1996 (the "Record Date"), are entitled to consent to the proposal. As of December 27, 1996, there were 27,531,567 shares of $0.01 par value common stock outstanding. Each share entitles the owner to one vote. The receipt of the consent of the holders of a majority of the shares of the Company's $0.01 par value common stock outstanding on the Record Date will result in the approval of the proposal. Abstentions and broker non-votes will have the effect of withholding consent.

     If the necessary consents are received, the Company will make the recommended amendment as soon as practicable after March 4, 1997 by filing an Amendment to the Certificate of Incorporation with the Delaware Secretary of State (the "Effective Date"). Upon the filing of such amendment, all stockholders of the Company will be bound by the amendment, whether or not they consented thereto. You will receive written notice about surrendering your present stock certificates. Until then, your existing certificates will continue to represent your interest in the Company's stock following the Effective Date. DO NOT DESTROY YOUR CERTIFICATES AND DO NOT MAIL THEM TO THE COMPANY OR THE TRANSFER AGENT UNTIL NOTIFIED IN WRITING BY THE COMPANY'S SECRETARY TO DO SO.

GENERAL DESCRIPTION OF THE PROPOSAL

     On December 17, 1996, the Board of Directors of the Company approved, subject to adoption by stockholders, resolutions to amend the Certificate of Incorporation of the Company to decrease the amount of authorized common stock of the Company from 50,000,000 to 12,500,000 shares, to increase the par value from $0.01 to $0.04 per share and to effect a one-for-four reverse stock split.

The resolutions proposing the amendment to the Certificate of Incorporation and effectuating the reverse stock split recommended by the Board of Directors are attached hereto as Annex 1. Stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with a reverse stock split.


     As of January 24, 1997, there were 27,775,757 issued and outstanding shares of common stock, par value $.01 per share, not including shares reserved for exercise of any outstanding warrants or under the Company's existing stock option plans. If the proposed amendment is approved, each four shares of the Company's common stock, par value $.01 per share, then issued and outstanding will be reclassified into one share of common stock, par value $0.04 per share, immediately upon the effective date of the amendment. The number of issued and outstanding shares of the Company's common stock would therefore be reduced to a maximum of 6,943,939 shares, calculated without regard to fractional interests, and each stockholder would hold a proportionately reduced number of shares.


     The voting rights and other rights which accompany the Company's common stock will not be altered by the amendment or the reverse stock split, and the proportion of the Company's outstanding shares held by each holder will not be affected, except for minor differences resulting from cash payment in lieu of fractional shares. Fractional shares of common stock will not be issued. Stockholders entitled to receive a fractional share of common stock as a consequence of the reverse stock split, will instead receive from the Company a cash payment equal to such fraction multiplied by four times the average closing price of the common stock on the Nasdaq Small Cap Market for the ten calendar days preceding the Effective Date.

     The Company's common stock is listed on the Nasdaq SmallCap Market. The number of holders of the Company's common stock is approximately 4,000. The Company does not currently anticipate that the reverse stock split will result in any significant reduction in the number of stockholders or jeopardize its continued listing on the Nasdaq SmallCap Market.

     Under the Company's Certificate of Incorporation and pursuant to the laws of the State of Delaware, the affirmative vote or written consent of holders of a majority of the outstanding shares of $0.01 par value common stock is required for adoption of the proposed amendment. As of the Record Date, the Company's executive officers and directors, together with certain principal stockholders of the Company, beneficially owned approximately 57.6% of the Company's outstanding common stock. Such persons have advised the Company that they intend to consent to the foregoing proposal. If such persons give their consent as indicated, approval of the proposal is assured.

     The following table summarizes the effect upon the common stock of the Company as of September 30, 1996, before and after giving pro forma effect to the proposed amendment to the Certificate of Incorporation and the proposed one-for-four reverse stock split. The numbers set forth in the table have been calculated without regard to fractional interests which will result to the extent stockholders own a number of shares which is not an integral multiple of four.

                                                        September 30, 1996
                                                            (Unaudited)
                                                    Actual              As Adjusted
Stockholders' Equity:
Preferred stock, $0.01 par value, authorized
 10,000,000 shares; none outstanding
Common stock, $0.01 par value, authorized
 50,000,000 outstanding; 27,531,567 shares           $275,265
 (12,500,000 authorized and 6,882,891 issued
   and outstanding; shares, $0.04 par
   value, as adjusted)                                                     $275,265
Additional paid in capital                         40,182,302            40,182,302
Accumulated deficit                               (27,725,582)          (27,725,582)
                                                  -----------         -------------
Total Stockholders' Equity                        $20,306,782           $20,306,782
                                                  ===========         =============
Book value per share                                  $.74                 $2.95
                                                  ===========         =============


PURPOSE OF THE REVERSE STOCK SPLIT, RECOMMENDATION AND EFFECT UPON STOCKHOLDERS

     The primary purpose of the reverse stock split is to reduce the number of authorized and outstanding shares to increase the trading price and stimulate broader investment interest in the Company's common stock. Many brokerage firms and institutional investors do not effect transactions in stock, such as the Company's common stock, which has a relatively low trading price. In addition, stock which trades in the current trading range of the Company's common stock may not be marginable and could be the subject of delisting proceedings from the Nasdaq Stock Market.

     It is not possible to predict the immediate impact that the reverse stock split will have on the trading price of the Company's common stock. The reverse stock split should ultimately result in an increase in the trading price of the common stock, but not necessarily in the same proportion (four to one) as the reduction in the number of outstanding shares. The Board of Directors believes that the trading price, will however, increase in an amount sufficient to encourage greater interest in the Company's common stock by the financial and investment communities, qualify the Company for possible listing on the Nasdaq National Market, and position the Company's common stock among the securities of other companies who possess revenues, earnings, and growth potential comparable to the Company. There can be no assurance that the trading price will rise in proportion to the decrease in the number of shares resulting from the reverse stock split or that any increased trading price will be maintained for any period of time.

     The Board of Directors believes the current per share trading price of the Company's common stock may limit its marketability because of the reluctance of many brokerage firms and institutional investors to recommend lower priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage brokers and dealers from dealing in lower priced stocks. Some of those policies and practices include time consuming procedures that make handling of lower priced stock economically unattractive and commissions that are a higher percentage of the stock sales price. An increase in the trading price of the Company's common stock may make it more attractive to brokers and dealers who are not now effecting trades in the Company's common stock. Such firms may have a greater incentive to conduct research as to the Company and to promote an investment in the Company's common stock to their customers. There can be no assurance that an increase in the trading price will necessarily result in additional brokers and dealers being willing to deal in the Company's common stock.

     IN VIEW OF THE FOREGOING FACTORS, THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY RECOMMENDED APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

     The holders of the presently issued and outstanding shares of the Company's common stock have no preemptive or preferential rights to acquire any securities of the Company under the existing Certificate of Incorporation and will not have any such rights with respect to the reclassified shares authorized by the proposed amendment to the Certificate of Incorporation.

STOCK CERTIFICATES AND FRACTIONAL SHARES

     If the proposed amendment is adopted, stockholders will be notified as soon as practicable (which is expected to be in late March 1997) and requested to surrender certificates representing their currently issued and outstanding shares of the Company's common stock, par value $0.01 per share, for certificates representing reclassified shares of the Company's common stock, par value $0.04 per share. Stock certificates in the hands of stockholders representing four issued shares of common stock, par value $0.01 per share, will be exchanged after the Effective Date for stock certificates representing one issued share of common stock, par value $0.04 per share. The new common stock to be issued upon approval of the reverse stock split will be fully paid and nonassessable. Stockholders owning less than four shares, or a number of shares which is not an integral multiple of four, on the Effective Date will have a fractional interest equivalent to 1/4th of a new share for each old share.

     In the event that the number of shares of old common stock into which shares of new common stock will be exchanged or converted includes a fraction, the Company will pay to the holder of such fraction, in lieu of the issuance of fractional shares of the Company, a cash amount which will be equal to the same fraction multiplied by four times the average closing price of the common stock on the Nasdaq SmallCap Market for the ten calendar days preceding the Effective Date. The cash payable will not be paid to stockholders until the old certificates have been surrendered for new certificates. The Company will distribute cash in lieu of fractional shares in order to avoid the expense and inconvenience of issuing and transferring fractional shares. The Company is not effecting the reverse stock split for the purpose of giving any stockholder an increased interest in the Company's assets or earnings.

     The funds required to purchase the fractional interests created by the reverse stock split are available and will be paid from the current cash reserves of the Company. The Company's stockholder list indicates that a portion of the Company's outstanding common stock is registered in the names of clearing agencies and broker nominees. It is therefore not possible to predict with certainty the number of full shares which will be represented by fractional interests resulting from the reverse stock split and the total amount which the Company will be required to pay to redeem such shares. However, it is not anticipated that such amount will be significant or that the Company will be required to borrow any funds to pay for fractional interests. All expenses incurred by the Company in connection with the reverse stock split and the amendment to the Certificate of Incorporation will be paid by the Company.

ADJUSTMENTS TO EXISTING WARRANTS AND OPTIONS

     When the proposed reverse stock split becomes effective, appropriate adjustments will also be made in the number and price of shares of common stock issuable upon exercise of any outstanding warrants and any outstanding options granted under the Company's existing stock option plans. The following table summarizes the number of shares reserved for outstanding warrants and for outstanding and available options:

                                                Number of Shares of Common Stock
                                                --------------------------------
                                                Prior to Reverse   After Reverse
           Warrants and Options                   Stock Split       Stock Split
           --------------------                 ----------------   -------------
    Reserved for issuance upon exercise of
      Merger Warrants                              6,996,913        1,749,228
    Reserved for issuance upon exercise of
      Myers warrants                               1,378,002          344,500
    Reserved for issuance upon exercise of
      Maroney warrants                             1,611,110          402,777
    Reserved for issuance upon exercise of
      Radner warrants                              1,008,444          252,111
    Reserved for issuance upon exercise of
      Goldsmith warrants                             393,000           98,250
    Reserved for issuance upon exercise of
      Pre-IPO options:
      Available                                           --               --
      Outstanding                                    130,681           32,670
    Reserved for issuance upon exercise of
      Non-Qualified Stock Option Plan options:
      Available                                      291,920           72,980
      Outstanding                                    828,080          207,020
    Reserved for issuance upon exercise of
      Long-Term Stock Option Plan options:
      Available                                    1,111,223          277,805
      Outstanding                                  1,285,680          321,420
    Reserved for issuance upon exercise of
      Stock Option Plan For Employees options:
      Available                                          156               39
      Outstanding                                     65,191           16,297


There will also be appropriate adjustments to the exercise prices of all outstanding warrants and options to maintain their proportionate economic effect. There are no other authorized but unissued shares reserved for issuance for any other purpose. The Board of Directors has authority to cause authorized but unissued shares to be issued for any proper corporate purpose without further action by stockholders. However, the Company presently has no plans to issue any shares other than as required for the proposed reverse stock split or pursuant to existing warrants and options.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated federal income tax consequences of the reverse stock split to the Company and stockholders of the Company. This summary is based on the federal income tax laws now in effect and as currently interpreted. It does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). The summary does not discuss any consequence of the reverse stock split under any state, local or foreign tax laws.

     No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the reverse stock split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes the reverse stock split would be a tax-free recapitalization to the Company and its stockholders. If the reverse stock split qualifies as a recapitalization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), (i) no gain or loss will be recognized by holders of ADT common stock who exchange their old common stock for new ADT common stock, except that holders of old common stock who receive cash proceeds from the sale of fractional shares of old common stock will recognize gain or loss equal to the difference, if any, between such proceeds and the basis of their old common stock allocated to their fractional share interests, and such gain or loss, if any, will constitute capital gain or loss if their fractional share interests are held as capital assets at the time of their sale; (ii) the tax basis of the new common stock received by holders of ADT common stock will be the same as the tax basis of the old ADT common stock exchanged therefor, less the tax basis allocated to fractional share interests; and (iii) the holding period of the new common stock in the hands of holders of new common stock will include the holding period of their old common stock exchanged therefor, provided that such old ADT common stock was held as a capital asset immediately prior to the exchange.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY
                      AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of ADT common stock as of December 27, 1996, the Record Date, by the persons listed who are known by ADT to own beneficially 5% or more of ADT's outstanding shares of common stock (a "5% Owner"), by each of the current directors and executive officers of ADT, and by all of ADT's directors and executive officers as a group.



                                                                                   Number of     Percent of
Name (1)                                                                           Shares (2)     Class(3)
                                                                                   ----------    ----------
William D. Myers, M.D., Chairman of the Board and Irene Myers(4)                    4,714,595        16.3
Ben J. Gallant, President, Chief Executive Officer, Director                        3,767,456        13.7
William D. Maroney and Aimee Maroney (5)                                            3,253,182        11.2
Michael F. Radner                                                                   2,705,529         9.4
Charles A. Nichols, Director                                                        1,993,850         7.2
Denics Co., Ltd.                                                                    1,689,055         6.1
Wayne A. Johnson II, Director                                                         871,519         3.2
Terry D. Myers, Sr. Vice President - Dental Division (6)                              610,518         2.2
Anthony D. Fiorillo, Director                                                         605,000         2.2
John E. Vickers III, Sr. Vice President-Operations, Director                          518,600         1.9
Diane M. Miller, Chief Financial Officer                                              240,000          (7)
Johannes Homolko, Director of European Operations                                     150,000          (7)
Raymond F. Winter, Secretary                                                          106,296          (7)
William S. Parker, Vice President - Marketing and Sales                                95,400          (7)
Bertrand R. Williams, Sr., Director                                                    37,578          (7)
J. Bernard Machen, Director                                                             5,000          (7)
All executive officers and directors  as a group (13 persons )                     13,715,812        45.3


---------------

(1) The business addresses of the 5% Owners are as follows: William D. Myers and Irene Myers, 29877 Telegraph Road, Southfield, Michigan 48034; Ben J. Gallant and Charles A. Nichols, 5555 Bear Lane, Corpus Christi, Texas 78405; William D. Maroney, Aimee Maroney, and Michael
     F. Radner, 28411 Northwestern Highway, Suite 1100, Southfield, Michigan 48034; and Denics Co., Ltd., Yotsuya Y's Bldg, 7-6 Honshio-cho, Shinjuku-ku Tokyo 160 Japan.

(2) The column sets forth shares of ADT common stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of ADT common stock that may be acquired upon the exercise of stock options or common stock purchase warrants that are presently exercisable or become exercisable within 60 days as follows: William D. Myers and spouse- 1,384,252 shares; William D. Maroney and spouse - 1,611,110 shares; Michael F. Radner - 1,139,125 shares; Terry D. Myers - 200,000 shares; Anthony D.
     Fiorillo - 600,000 shares; Diane M. Miller - 240,000 shares; Johannes Homolko - 150,000 shares; Raymond F. Winter - 95,000 shares; William
     S. Parker - 95,000 shares; Bertrand R. Williams, Sr. - 6,250 shares;
     J. Bernard Machen - 5,000 shares; and all executive officers and directors as a group - 2,775,502 shares. The column excludes shares of ADT common stock that may be acquired upon the exercise of the following Merger Warrants (defined below) that will become exercisable August 1, 1997: Ben J. Gallant - 1,851,458 shares; Charles A. Nichols - 1,203,863 shares; Wayne A. Johnson II - 527,687 shares; Denics - 507,372 shares; and John E. Vickers III - 215,865 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(3) For purposes of calculating the percentage of ADT common stock beneficially owned, the shares issuable to each person under stock options or common stock purchase warrants exercisable currently or within 60 days are considered outstanding and added to the shares of ADT common stock actually outstanding. The number of shares outstanding on December 27, 1996 was 27,531,567.

(4) Includes 1,496,287 shares of ADT common stock and 922,222 common stock purchase warrants owned jointly with and/or individually by his wife, Irene Myers.

(5) Includes 1,265,436 shares of ADT common stock and 1,611,110 common stock purchase warrants owned by his wife, Aimee Maroney.

(6)  Includes 395,133 shares of ADT common stock owned by his wife.

(7)  Less than one percent.

---------------

     Ben J. Gallant, Charles A. Nichols, Denics Co., Ltd., Wayne A. Johnson II and John E. Vickers III, are currently 5% Owners, officers and/or directors of ADT and were formerly principal stockholders, officers and/or directors of Texas Airsonics, Inc. ("Texas Air"). At the close of business on July 31, 1996, Texas Air was merged with and into ADT Merger Corp. ("Sub"), a wholly owned subsidiary of ADT, and Texas Air's separate existence ceased (the "Merger"). Concurrently, Sub changed its name to Texas Airsonics, Inc.

     On July 31, 1996, the effective date of the Merger, each issued and outstanding share of Texas Air common stock was converted into the right to receive 5.425 shares of ADT common stock together with a warrant to purchase
3.321 shares of ADT common stock at a purchase price of $1.4104 per share for a period commencing August 1, 1997 and ending July 31, 1999 (a "Merger Warrant"). On July 31, 1996, ADT issued to Texas Air stockholders 11,429,772 shares of the Company's common stock and Merger Warrants to acquire an additional 6,996,913 shares of ADT common stock. No fractional shares of ADT common stock were or will be issued because of the

Merger or upon exercise of the Merger Warrants. A cash payment was or will be made (based on the closing sale price of ADT common stock as reported by the Nasdaq SmallCap Market on July 31, 1996 or, in the case of a Merger Warrant, on the date of exercise) in lieu of any fractional share to which a stockholder might otherwise be entitled.

     On September 20, 1996, Mr. Gallant was appointed President and Chief Operating Officer of the Company and on November 4, 1996, he was appointed Chief Executive Officer. Effective as of the end of business on December 31, 1996, Texas Air was merged into American Dental Technologies, Inc. and its existence as a separate subsidiary ceased.

STOCKHOLDER'S PROPOSALS FOR ADT'S 1997 ANNUAL MEETING

     Stockholder proposals intended to be presented at the ADT Annual Meeting of Stockholders in 1997 must be received by ADT no later than February 27, 1997.


                                            By Order of the Board of Directors





                                            Raymond F. Winter, Secretary

Southfield, Michigan
January 24, 1997

                                                                         ANNEX 1



                         BOARD OF DIRECTORS RESOLUTIONS
                         REGARDING REVERSE STOCK SPLIT


     RESOLVED, that the Board of Directors of the Company deems it advisable and in the best interests of the Company to effect a reverse stock split whereby the amount of Common Stock par value $0.01 per share, which the Company is authorized to issue, be decreased from 50,000,000 shares to 12,500,000 shares and whereby each four shares of the Company's Common Stock, par value $0.01 per share, presently issued and outstanding be reclassified into one share of Common Stock, par value $0.04 per share; and

     FURTHER RESOLVED, that Article Fourth of the Certificate of Incorporation of the Company be amended to read as follows:

           "FOURTH: The aggregate number of shares which the Company shall have authority to issue is 22,500,000 to be divided into (a) 12,500,000 shares of Common Stock, par value $0.04 per share, and
      (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share."

     FURTHER RESOLVED, that the number of shares of Common Stock issued and outstanding immediately prior to the effective date of the amendment to the Certificate of Incorporation reducing the Company's authorized Common Stock from 50,000,000 shares to 12,500,000 shares shall be reduced on the effective date in the same proportion and each four shares of Common Stock then owned by a stockholder of the Company shall automatically be reclassified and changed into one issued and outstanding share of Common Stock and to the extent that each stockholder owns a number of shares which are not equally divisible by four, the Company shall pay such stockholder in cash, in lieu of issuing a fractional share an amount equal to the fraction multiplied by four times the average closing price of the Common Stock on the Nasdaq SmallCap Market for the ten calendar days preceding the effective date of the reverse stock split; and

     FURTHER RESOLVED, that upon the reverse stock split becoming effective, appropriate adjustments shall also be made to the number and price of shares of $0.01 par value Common Stock issuable upon the exercise of all outstanding warrants and outstanding options granted under the Company's existing stock option plans; and

     FURTHER RESOLVED, that the proposed reverse stock split and the amendment to the Certificate of Incorporation shall be submitted to the stockholders for their written consent in lieu of a special meeting of stockholders; and

     FURTHER RESOLVED, that the officers of the Company be, and any one of them hereby is, authorized and directed to take such action and to execute and deliver such documents on behalf of the Company to carry out the intent of the foregoing resolutions as any such officer may determine is necessary, desirable or appropriate, including but without limitation, the execution, acknowledgment, filing and recording of a Certificate of Amendment to the Certificate of Incorporation setting forth the amendment to Article Fourth thereof changing the authorized Common Stock and any other actions required for the reclassification of the issued and outstanding shares of Common Stock.

                       AMERICAN DENTAL TECHNOLOGIES, INC.

         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF AMERICAN DENTAL TECHNOLOGIES, INC.

I (we) hereby consent, withhold consent or abstain, as indicated on the reverse side of this Form Of Consent, all of the shares of common stock of American Dental Technologies, Inc. ("ADT") with respect to which I am (we are) entitled to act.

THIS FORM OF CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS FORM OF CONSENT WILL BE COUNTED AS A CONSENT TO THE PROPOSAL.

I (we) acknowledge receipt of the Notice of Request for Written Consent of Stockholders in Lieu of a Special Meeting and the Consent Statement dated January 24, 1997 and revoke all former consents with respect to the proposal.


                                  ------------
     PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING ENCLOSED ENVELOPE
                                  ------------



        NOTE: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.


HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?


______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

                                FORM OF CONSENT




/X/  PLEASE MARK CHOICE
AS IN THIS EXAMPLE
Proposal to approve an amendment to the Company's Certificate of
Incorporation decreasing the amount of authorized common stock from             / /        / /         / /
50,000,000 to 12,500,000 shares, to increase the common stock par value       Consent    Withhold    Abstain
from $0.01 to $0.04 per share and to effect a one-for-four reverse stock                  Consent
split, as described in the Consent Statement

Please be sure to sign and date
 this form of consent.                    Date:       Mark box at right if comments or
                                          -----       address change has been noted on the
                                                      reverse side of this card.                    / /


----------------------       -------------------
Stockholder sign above       Co-owner sign above




                       AMERICAN DENTAL TECHNOLOGIES, INC.


Dear Stockholder:

Please take note of the important information enclosed with this Consent. There is an important matter related to your company that requires your immediate attention and approval. This matter is discussed in detail in the enclosed consent materials.


Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.



Please mark the box on the Form Of Consent to indicate how your shares should be counted. Then sign the card, detach it and return your form of consent in the enclosed postage paid envelope.


Your Form Of Consent must be received prior to the end of business on March 4, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


American Dental Technologies, Inc.